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                                                                    EXHIBIT 99.2

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents summary historical and operating data of Too, Inc. for the last five fiscal years and for the thirteen weeks ended May 1, 1999 and May 2, 1998. The information for the fiscal years ended February 3, 1996 and January 28, 1995 is derived from our unaudited consolidated financial statements. The information for the thirteen weeks ended May 1, 1999 and May 2, 1998 is derived from the unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments, which are of a recurring nature, necessary to present fairly the financial position and results of operations and cash flows for the interim periods. Results for the thirteen weeks ended May 1, 1999 are not necessarily indicative of the results of operations to be expected for the full fiscal year.

Before the August 23, 1999 spin-off, we operated as part of The Limited. Because the data reflects periods during which we did not operate as an independent company, the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during the periods shown. In addition, the data may not necessarily be indicative of our future results of operations or financial condition.

The data presented in the table below is derived from "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes to those financial statements. You should read these sections for a further explanation of the data summarized here.

                                                                FISCAL YEARS ENDED                          THIRTEEN WEEKS ENDED
                                      -----------------------------------------------------------------   ------------------------
                                      JANUARY 30,   JANUARY 31,   FEBRUARY 1, FEBRUARY 3,   JANUARY 28,    MAY 1,       MAY 2,
                                         1999          1998          1997      1996 (1)        1995         1999         1998
                                      ------------  ------------  ----------- -----------   -----------   ----------  ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND SALES PER AVERAGE SQUARE FOOT)
                                                                               (UNAUDITED)   (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
    Net sales                           $ 376,943     $ 322,150    $ 258,818   $ 214,302     $ 173,787     $ 95,048      $ 82,257
    Gross income (2)                      125,214        95,247       60,844      38,237        47,928       31,724        24,888
    General, administrative and store
         operating expenses (3)            97,333        83,381       69,802      57,631        45,078       29,102        23,652
    Operating income (loss)                27,881        11,866       (8,958)    (19,394)        2,850        2,622         1,236
    Net income (loss)                      16,681         7,166       (5,458)    (11,594)        1,750        1,622           736
    Earnings (loss) per share (4)          $ 0.54        $ 0.23      $ (0.18)    $ (0.38)       $ 0.06       $ 0.05        $ 0.02

BALANCE SHEET DATA:
    Inventories                            27,565        18,661       20,437      16,046        15,156       23,584        17,167
    Total assets                           90,769        73,574       75,193      73,372        58,128       90,238        71,243

SELECTED OPERATING DATA:
    Comparable store sales increase
         (decrease) (5)                        15 %          20 %          8 %        (4)%          13 %         10 %          23 %
    Total net sales growth                   17.0 %        24.5 %       20.8 %      23.3 %        18.4 %       15.6 %        25.3 %
    Gross income rate (6)                    33.2 %        29.6 %       23.5 %      17.8 %        27.6 %       33.4 %        30.3 %
    Operating income (loss) rate (6)          7.4 %         3.7 %       (3.5)%      (9.0)%         1.6 %        2.8 %         1.5 %
    Total number of stores open at
         period end                           319           312          308         288           212          321           313
    Total square feet at period end
         (thousands)                        1,281         1,244        1,224       1,143           838        1,296         1,248
    Annual sales per average square
         foot (7)                           $ 300         $ 259        $ 214       $ 207           226           NM            NM


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NM = not meaningful

(1)      Represents the 53-week fiscal year ended February 3, 1996.

(2) Gross income equals net sales less costs of goods sold, occupancy and buying costs, including charges and allocations made by The Limited to us.

(3) General, administrative and store operating expenses include charges and allocations made by The Limited to us.

(4) Earnings (loss) per share was calculated by dividing net income (loss) by the 30.7 million common shares issued in connection with the spin-off as if theses shares were outstanding for all periods presented. The dilutive effect of our options and restricted stock that were granted in connection with or subsequent to the spin-off have not been considered in the computation of net income (loss) per share for periods prior to the spin-off.

(5) A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that are expanded or downsized more than 20% in square feet are treated as new stores for purposes of this calculation.

(6)      Calculated as a percentage of net sales.

(7) Annual sales per average square foot is the result of dividing net sales for the fiscal year by average gross square feet, which reflects the impact of opening and closing stores throughout the year.


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